FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

•	Net Loss of $0.03 Per Share Compared with Prior Year Net Loss of $0.10 Per Share; Company Remains on Track for Full Year Profitability

•	Home Sale Revenues Increased 4% to $814 Million Driven by 5% Increase in Average Selling Price

•	Adjusted Gross Margin Increased 180 Basis Points to 18.7%

•	SG&A Reduced by 13% to $123 Million; Falls 300 Basis Points to 15.2% of Home Sale Revenues

•	15% Increase in Signups to 4,991 Homes Generated from 6% Fewer Communities

•	Unit Backlog Up 12% to 5,798 Homes With a Value of $1.6 Billion

•	Quarter Ending Cash Balance of $1.3 Billion Up $117 Million From Year End 2011

Bloomfield Hills, Mich., April 26, 2012 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2012. For the quarter, the Company reported a net loss of $12 million, or $0.03 per share. Reported net loss includes $6 million of land related charges which were offset by $6 million of land-sale gains. In the prior year the Company reported a net loss of $40 million, or $0.10 per share. Land-related charges and land sale gains were immaterial in the prior year period.

“PulteGroup's first quarter financial results demonstrate further success in our efforts to reposition the business and drive better long term financial returns,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and CEO. “For the quarter, improved gross margins and excellent control of overhead costs within our operations, along with better results from our financial services operations, helped to drive a $32 million increase in pretax operating results. Our first quarter results reflect the benefit of initiatives launched in 2011 which are expected to deliver additional gains as we move through the remainder of 2012 and beyond.”

“While overall industry volumes remain well below normal levels, our first quarter sales and traffic patterns suggest a positive shift in buyer sentiment during the period. The 15% increase in our reported signups reflects broad based gains as we experienced improved signups from all of our brands and across the vast majority of our markets. We are only one quarter into the year, but the start has exceeded our internal estimates and has us cautiously optimistic that housing demand may have reached a positive inflection point.”

Home sale revenues in the first quarter increased 4% to $814 million, compared with $782 million in the prior year. Higher revenue for the quarter reflects a 5%, or $12,000, increase in average selling price to $261,000, partially offset by a 1% decrease in closings to 3,117 homes. The increase in average selling price primarily reflects an ongoing shift in the mix of closings towards move-up homes which carry a higher selling price.

First quarter cost of sales related to home sales was $712 million, compared with prior year costs of $685 million. Cost of sales for the current quarter included $5 million of impairments, compared with none in the prior year. Excluding impairments and capitalized interest expense, adjusted gross margin for the quarter would have been 18.7%, compared with 16.9% in the comparable prior year period. The 180 basis point improvement in adjusted gross margin primarily reflects ongoing shifts in the mix of houses closed to include a greater percentage of move-up homes and an increase in closings from recently opened communities.

The Company's selling, general and administrative (SG&A) expense for the quarter was $123 million, a decrease of 13% from $142 million in the comparable period last year. As a percent of homebuilding revenue, SG&A for the quarter fell 300 basis points to 15.2%.

For the quarter, the Company reported a 15% increase in net signups of 4,991 homes which were generated from 6% fewer communities. Prior year net signups were 4,345 homes. The cancellation rate in the first quarter was 15%, down from 16% in the prior year.

The Company's contract backlog as of March 31, 2012, was 5,798 homes, with a value of $1.6 billion, compared to a prior year contract backlog of 5,188 homes, valued at $1.4 billion.

The Company's financial services operations reported pretax income of $7 million for the quarter, compared with prior year income of $1 million. Loan originations for the first quarter were 2,021 compared with prior year originations of 1,865. Mortgage capture rate for the quarter was 78%, compared with 76% for the same quarter last year.

The Company's quarter-end cash balance of $1.3 billion represents an increase of $117 million over 2011 year end.

    A conference call discussing PulteGroup's first quarter results is scheduled for Thursday, April 26, 2012, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements
This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 60 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes and Del Webb, the company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide home buyers with innovative solutions and new homes designed for the way people actually live today. As the most awarded homebuilder in customer satisfaction, PulteGroup brands have consistently ranked among top homebuilders in third-party customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, go to: www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Homebuilding
Home sale revenues	$813,786	$782,471
Land sale revenues	38,398	1,296
	852,184	783,767
Financial Services	28,852	21,435
Total revenues	881,036	805,202

Homebuilding Cost of Revenues:
Home sale cost of revenues	712,166	685,030
Land sale cost of revenues	33,397	930
	745,563	685,960

Financial Services expenses	22,009	20,473
Selling, general, and administrative expenses	123,314	142,446
Other expense (income), net	6,619	3,910
Interest income	(1,199)	(1,437)
Interest expense	217	351
Equity in (earnings) loss of unconsolidated entities	(1,996)	(1,109)
Income (loss) before income taxes	(13,491)	(45,392)
Income tax expense (benefit)	(1,825)	(5,866)
Net income (loss)	$(11,666)	$(39,526)

Net income (loss) per share:
Basic	$(0.03)	$(0.10)
Diluted	$(0.03)	$(0.10)

Number of shares used in calculation:
Basic	380,502	379,544
Diluted	380,502	379,544

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2012	December 31, 2011

ASSETS

Cash and equivalents	$1,211,735	$1,083,071
Restricted cash	89,869	101,860
House and land inventory	4,584,416	4,636,468
Land held for sale	136,232	135,307
Land, not owned, under option agreements	26,121	24,905
Residential mortgage loans available-for-sale	184,164	258,075
Investments in unconsolidated entities	34,146	35,988
Income taxes receivable	29,673	27,154
Other assets	404,014	420,444
Intangible assets, net	159,073	162,348
	$6,859,443	$6,885,620

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$170,609	$196,447
Customer deposits	71,580	46,960
Accrued and other liabilities	1,382,330	1,411,941
Income tax liabilities	215,150	203,313
Senior notes	3,090,946	3,088,344

Total liabilities	4,930,615	4,947,005

Shareholders' equity	1,928,828	1,938,615

	$6,859,443	$6,885,620

PulteGroup, Inc. Consolidating Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(11,666)	$(39,526)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	5,896	726
Depreciation and amortization	7,393	8,970
Stock-based compensation expense	3,719	5,510
Equity in (earnings) loss of unconsolidated entities	(1,996)	(1,109)
Distributions of earnings from unconsolidated entities	3,518	411
Other, net	103	781
Increase (decrease) in cash due to:
Restricted cash	53	864
Inventories	45,969	(10,315)
Residential mortgage loans available-for-sale	74,073	32,292
Other assets	10,257	79,383
Accounts payable, accrued and other liabilities	(34,466)	(122,825)
Income tax liabilities	11,837	(4,803)
Net cash provided by (used in) operating activities	114,690	(49,641)
Cash flows from investing activities:
Distributions from unconsolidated entities	—	1,021
Investments in unconsolidated entities	(49)	(1,968)
Net change in loans held for investment	293	255
Change in restricted cash related to letters of credit	11,938	(109,667)
Proceeds from the sale of fixed assets	4,475	2,441
Capital expenditures	(3,758)	(6,128)
Net cash provided by (used in) investing activities	12,899	(114,046)
Cash flows from financing activities:
Net borrowings (repayments) of other borrowings	1,920	(13,312)
Stock repurchases	(845)	(969)
Net cash provided by (used in) financing activities	1,075	(14,281)
Net increase (decrease) in cash and equivalents	128,664	(177,968)
Cash and equivalents at beginning of period	1,083,071	1,483,390
Cash and equivalents at end of period	$1,211,735	$1,305,422

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(22,808)	$(23,833)
Income taxes paid (refunded), net	$(11,142)	$(2,922)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
HOMEBUILDING:
Home sale revenues	$813,786	$782,471
Land sale revenues	38,398	1,296
Total Homebuilding revenues	852,184	783,767

Home sale cost of revenues	712,166	685,030
Land sale cost of revenues	33,397	930
Selling, general, and administrative expenses	123,314	142,446
Equity in (earnings) loss of unconsolidated entities	(1,978)	(1,098)
Other expense (income), net	6,619	3,910
Interest income, net	(982)	(1,086)
Income (loss) before income taxes	$(20,352)	$(46,365)

FINANCIAL SERVICES:
Income (loss) before income taxes	$6,861	$973

CONSOLIDATED:
Income (loss) before income taxes	$(13,491)	$(45,392)

PulteGroup, Inc. Segment data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Home sale revenues	$813,786	$782,471

Closings - units
Northeast	352	348
Southeast	535	589
Florida	476	492
Texas	699	695
North	531	494
Southwest	524	523
	3,117	3,141
Average selling price	$261	$249

Net new orders - units
Northeast	553	482
Southeast	774	748
Florida	768	736
Texas	1,109	1,048
North	869	658
Southwest	918	673
	4,991	4,345
Net new orders - dollars (a)	$1,339,977	$1,093,634

	March 31,
	2012	2011
Unit backlog
Northeast	626	690
Southeast	841	890
Florida	950	839
Texas	1,235	1,227
North	1,047	817
Southwest	1,099	725
	5,798	5,188
Dollars in backlog	$1,585,840	$1,367,725

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
MORTGAGE ORIGINATIONS:
Origination volume	2,021	1,865
Origination principal	$429,465	$377,972
Capture rate	78.3%	76.5%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Interest in inventory, beginning of period	$355,068	$323,379
Interest capitalized	51,323	56,191
Interest expensed	(47,186)	(34,816)
Interest in inventory, end of period	$359,205	$344,754
Interest incurred	$51,323	$56,191

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins reflecting certain adjustments. This measure is considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measure as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measure to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to the GAAP financial measure that management believes to be most directly comparable ($000's omitted):

Home Sale Gross Margin
	Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Home sale revenues	$813,786	$1,167,141	$1,101,368	$899,763	$782,471
Home sale cost of revenues	712,166	(1,021,873)	(947,817)	(789,678)	(685,030)
Home sale gross margin	101,620	145,268	153,551	110,085	97,441
Add:
Impairments (a)	3,700	7,885	526	2,046	41
Capitalized interest amortization (a)	47,186	63,979	48,693	41,894	34,816
Adjusted home sale gross margin	$152,506	$217,132	$202,770	$154,025	$132,298

Home sale gross margin as a percentage of home sale revenues	12.5%	12.4%	13.9%	12.2%	12.5%

Adjusted home sale gross margin as a percentage of home sale revenues	18.7%	18.6%	18.4%	17.1%	16.9%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.